                                                                    EXHIBIT 99.4


                                  MEMORANDUM



This memorandum between INTERNATIONAL REALTY GROUP, INC., and DSC, S.A. DE C.V., in conjunction with the Second Amendment to Agreement dated July 31, 1996, and the closing of the proposed transaction described therein.

The parties met in Mexico City (Mexico), on August 15/16, 1996, and exchanged the necessary documents call for in the agreement to effectuate the closing as of August 19, 1996.

At the closing, the parties modified the Agreement to close, as follows:

                                                   NET TRANSFER
                                                   ------------
                                                       VALUE
                                                       -----

1.  MALECON CANCUN, S.A. DE C.V.                     $1,496,723
2.  CORPORACION INMOBILIARIA DEL NORTE,
    S.A. DE C.V.                                     $1,110,132


The above corporate stock to be acquired by IRG is subject to the right of first refusal between the majority shareholders of the respective corporations.

DSC shall submit the request to the respective corporations to exercise such right of first refusal.

Fifteen days after such submission has been given, DSC shall advise IRG if the right of first refusal has been accepted or rejected. At such time, IRG will acquire the subject stock as called for in the Agreement.

In addition to the above, IRG acquired DSC's secured indebtness of Clusters Inmobiliaria de Ixtapa, S.A. de C.V. in the amount of $5,628,426 instead of $3,716,237 as called for in the Agreement.

/s/ Bernardo Dominguez C.             /s/ Richard Bradbury
- - -------------------------             -----------------------------
DSC, S.A. DE C.V.                     INTERNATIONAL REALTY
BERNARDO DOMINGUEZ C.                 GROUP, INC.
                                      RICHARD BRADBURY


                        Mexico City, August 19, 1996.